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                                                                  EXHIBIT 10.28

FORM

THIS NOTE WAS ORIGINALLY ISSUED EFFECTIVE AS OF MAY 16, 2002 PURSUANT TO PAYMENT OBLIGATIONS UNDER EACH OF THE NACS CONTRACT AND THE FWACS CONTRACT (AS SUCH TERMS ARE HEREINAFTER DEFINED) AND AN ORDER OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CASE NOS. 02-11732 THROUGH 02-11736 AND 02-11975 THROUGH 02-11979.

                   Senior Secured Note Due September 30, 2005

                                                                October __, 2002

     FLAG Asia Limited, a company organized and existing under the laws of Bermuda (the "DEBTOR/PAYOR"), for value received, hereby promises to pay to the order of xxxx ("XXXX", and any of its successors and permitted assigns, being referred to herein as the "HOLDER"), the principal amount of Twenty-Seven Million Three Hundred Fifty-Two Thousand Four Hundred and Sixty-One Dollars U.S.$27,352,461 (the "PRINCIPAL AMOUNT"), together with interest thereon calculated from May 16, 2002 (the "DATE OF ISSUANCE"), in accordance with the provisions of this Senior Secured Note (this "NOTE").

     Except as otherwise indicated herein, capitalized terms used in this Note have the meanings set forth in SECTION 10 hereof.

     1.   PAYMENT OF PRINCIPAL AND INTEREST.

          (a) The Debtor/Payor shall pay to the Holder (i) U.S.$6,000,000 of the outstanding Principal Amount of this Note on the 30th day of September, 2003;
(ii) U.S.$6,923,654 of the outstanding Principal Amount of this Note on the 30th day of September, 2004; and (iii) U.S.$14,428,807 of the outstanding Principal Amount of this Note, on the 30th day of September 2005 (the "MATURITY"). This Note may be declared due prior to the expressed maturity dates and the time that prepayment is required to be made thereon, in each such case, all in the events, on the terms and in the manner and amounts as provided in SECTION 2 and
SECTION 8 hereof. Unless prohibited under applicable law, the Debtor/Payor agrees to pay interest on overdue principal and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate per annum from the date such payment is due, whether by acceleration or otherwise, until such overdue installment is paid.

          (b) The Debtor/Payor shall pay interest to the Holder quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year. Interest shall accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the Date of Issuance, at a per annum interest rate of seven (7%) percent computed on the basis of a 360-day year and the actual number of days elapsed in any year on the outstanding Principal Amount from and including the Date of Issuance hereof until the date paid. Notwithstanding anything herein to the contrary, the first such payment of interest shall include only such interest as has

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accrued from the Date of Issuance to September 30, 2002 and shall be paid on the earlier to occur of (x) the Effective Date and (y) November 15, 2002.

     2.   PREPAYMENT.

          (a) NO PREPAYMENTS. No prepayment of this Note may be made except to the extent and in the manner set forth in this SECTION 2 or in SECTION 8 hereof;

          (b) OPTIONAL REDEMPTION. The Debtor/Payor may without penalty or premium, at its option, at any time, and from time to time, in whole or in part, upon five (5) Business Days' prior written notice to the Holder, prepay any outstanding Principal Amount, plus any and all accrued and unpaid interest thereon to the date of such prepayment;

          (c) MANDATORY PREPAYMENT. The Debtor/Payor shall be required to prepay all outstanding principal and accrued and unpaid interest on this Note upon the occurrence of a Change of Control of the Debtor/Payor. In addition, the Debtor/Payor shall be required to apply insurance settlement proceeds from casualty losses to the Collateral (as such term is defined in the FNAL Security Agreement) unless such proceeds are reinvested in like assets pursuant to bona fide contracts executed within 120 days from the receipt thereof, to the outstanding principal of this Note and any accrued and unpaid interest thereon on a pro rata basis.

          (d) [Intentionally Omitted.]

     3. CANCELLATION. Upon the date on which all of the Principal Amount, accrued interest thereon, and all other amounts at any time owed on this Note have been paid in full, this Note shall be surrendered to the Debtor/Payor for cancellation.

     4.   PAYMENT.

          (a) PLACE OF PAYMENT. Payments of principal, interest and other amounts shall be made by wire transfer of immediately available funds to the following account of the Holder hereof:

                    Swift Code:   ABNAUS33
                    Account No.   02600-9580/456060422441
                    Account Name: xxx

or to such other account or to the attention of such other Person as specified by prior written notice to the Debtor/Payor delivered at least five (5) Business Days prior to the next scheduled payment date.

          (b) WITHHOLDING TAX. If the Debtor/Payor shall be required by law to deduct any Taxes, other than Excluded Taxes, from or in respect of any interest payment hereunder to the Holder, (i) the amount of such payment shall be increased as may be necessary so that after the Debtor/Payor has made all required deductions the Holder receives an amount equal to the sum it would have received had no such deductions, other than deductions for Excluded Taxes, been made and (ii) the Debtor/Payor shall make all such deductions, other than deductions for

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Excluded Taxes, and pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     5. SECURITY INTEREST. The provisions of the FNAL Security Agreement will be effective to create in favor of the Collateral Agent, commencing on the Date of Issuance and continuing for so long as any amounts under this Note remain outstanding, a Security Interest in the Collateral. Commencing no later than October 15, 2002, the Debtor/Payor and its Related Operating Companies shall take all actions to the maximum extent permitted by applicable law (the "PERFECTION ACTIONS") reasonably necessary to ensure the legality, enforceability, validity and perfection of such Security Interest on the Collateral and will continue to take such action as is necessary so as to maintain the legality, enforceability, and validity of such Security Interest for so long as any portion of this Note remains outstanding; PROVIDED, HOWEVER, in the event such Security Interest is not perfected by December 31, 2002, it shall be an Event of Default for all purposes hereunder. Notwithstanding anything in this SECTION 5 to the contrary, with respect to any Perfection Actions to be taken by the Debtor/Payor and its Related Operating Companies in South Korea, Debtor/Payor shall only be required to use their respective best commercially reasonable efforts to effect the Perfection Actions no later than March 31, 2003 and shall keep the Collateral Agent and the Holder reasonably informed as to its progress with respect thereto. All capitalized terms used in this SECTION 5 and not defined in this Note shall have the meanings ascribed thereto in the FNAL Security Agreement.

     6. COVENANTS. So long as any amount remains unpaid on this Note, but subject to the limitations imposed by the Existing Cases and certain insolvency proceedings in Bermuda and the resultant fact that their activities are subject to approval of the United States Bankruptcy Court and the Supreme Court of Bermuda and the supervision and oversight of the applicable joint provisional liquidators; PROVIDED, HOWEVER, that the foregoing limitations shall cease to be applicable on and after the earlier to occur of (i) the Plan Effective Date and
(ii) October 31, 2002:

          (a) CORPORATE EXISTENCE; PROPERTIES; INSURANCE. The Debtor/Payor shall, and shall cause each of its Related Operating Companies to, except as otherwise permitted pursuant to this Note and would not materially impair the Debtor/Payor's ability to pay this Note: (i) cause to be done all things necessary to maintain, preserve and renew its existence; (ii) conduct its respective activity in the Business substantially as now conducted; (iii) maintain all assets (other than assets no longer used in the conduct of its respective activity in the Business) in good repair, working order, and condition, ordinary wear and tear excepted, and from time to time make all necessary repairs, renewals and replacements so that its respective Business may be properly and advantageously conducted in all material respects at all times;
(iv) maintain accurate records and books of account that present fairly its financial condition and results of operation and make provisions on its financial statements for all such proper reserves as in each case are required consistent with GAAP consistently applied throughout all accounting periods; and
(v) apply for and maintain adequate insurance of such nature and in such amounts as is required to be effected under Section 13 of the Submarine Cable System Development Agreement (but in no event less than such amounts that were maintained as of the Date of Issuance). Notwithstanding anything in this
SECTION 6(a) to the contrary, Debtor/Payor may undertake to consummate a Corporate Reorganization; provided, that (x) Debtor/Payor shall have given Holder not less than 30 days written notice prior to the proposed consummation of any such Corporate Reorganization, such

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notice to include all pertinent details with respect to such Corporate
Reorganization, (y) Holder shall have given its written consent to the proposed Corporate Reorganization (such consent to be given within five (5) Business Days of its receipt of notice from the Debtor/Payor) (it being understood and agreed that no such consent shall be given if Holder shall have determined that the proposed Corporate Reorganization may reasonably be expected to impair (A) the Debtor/Payor's ability to pay this Note or (B) the Collateral Agent's rights with respect to the Collateral) and (z) if Holder shall consent to any such proposed Corporate Reorganization, Debtor/Payor shall have taken all action necessary and appropriate to maintain the Collateral Agent's interest in the Collateral.

          (b) LICENSES. The Debtor/Payor shall, and shall cause each Related Operating Company to, maintain in good standing and in full force and effect each license, permit, and franchise granted or issued by any federal, state, or local governmental agency or regulatory authority that is necessary for the Debtor/Payor's or any of its Related Operating Companies' conduct of their respective activities in the Business unless the failure to do so would not have a Material Adverse Effect.

          (c) FINANCIAL INFORMATION. The Debtor/Payor shall furnish to the
Holder:

              (i)    as soon as available, and in any event within forty-five
     (45) days after the end of each quarter in each of the Debtor/Payor's fiscal years, the Debtor/Payor's and each of its Subsidiaries, (on an unconsolidated basis) unaudited balance sheet and income statement with respect to such quarter, setting forth in each case in comparative form the figures as of the end of the corresponding period or periods in the previous year;

              (ii) within ten (10) days after transmission thereof, copies of any financial statements, proxy statements, reports and any other general written communications which the Debtor/Payor sends to its securityholders and copies of any registration statements and any regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Debtor/Payor, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed (if any), copies of any press releases and other statements made available generally by the Debtor/Payor to the public concerning material developments in the Debtor/Payor's and its Subsidiaries' respective activities in the Business (it being acknowledged and agreed that Debtor/Payor does not intend to make any such public filings);

              (iii) at the time of the delivery of the financial statements provided for in SECTION 6(c)(ii) at any other time reasonably requested by Holder, a certificate of the chief financial officer of Debtor/Payor to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Debtor/Payor and its Subsidiaries were in compliance with the provisions of
     SECTION 6(h)(viii) as at the end of such fiscal year, fiscal quarter or other period requested by Holder, as the case may be;

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              (iv)   if the Debtor/Payor pursuant to its by-laws or applicable
     law prepares audited financial statements, a copy thereof within ten (10) days after the preparation thereof; and

              (v) such other information or documents (financial or otherwise) as the Holder may reasonably request from time to time.

Each of the financial statements referred to in SUBSECTIONS (i) and (ii) above shall fairly present in all material respects as of the dates and for the periods stated therein the financial condition and the results of operations of the Debtor/Payor and its Subsidiaries, which financial statements shall be accompanied by a certificate of the chief financial officer of the Debtor/Payor to the foregoing effect.

          (d) TAXES. The Debtor/Payor shall, and shall cause each Related Operating Company to, pay and discharge when payable all Taxes, assessments and governmental charges imposed upon its properties or upon its income or profits (in each case before the same becomes delinquent and before the date on which penalties attach thereto) and all claims for labor, materials or supplies that if unpaid would become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by proper proceedings or against which adequate reserves (as consistent with GAAP and consistently applied) have been established on the books with respect thereto and such contest operates to suspend collection of the same.

          (e) COMPLIANCE WITH LAWS. The Debtor/Payor shall, and shall cause each Related Operating Company to, comply with all laws, rules and regulations of all governmental authorities applicable to such Person or any of its respective assets or operations, other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

          (f) NOTICES OF AN EVENT OF DEFAULT. The Debtor/Payor shall as soon as possible and in any event within five (5) Business Days after the discovery or receipt of notice of the occurrence of any Event of Default, notify the Holder in writing of such occurrence, accompanied by an Officers' Certificate setting forth the details thereof and the action which is being taken or proposed to be taken by the Debtor/Payor and the respective Related Operating Company, as applicable, with respect thereto.

          (g) COLLATERAL AGENT EXPENSES. The Debtor/Payor shall pay the Collateral Agent as and when due the fees and expenses set forth on SCHEDULE 1 attached hereto.

          (h) NEGATIVE COVENANTS. Except as otherwise expressly contemplated by this Note or that certain Asset Sale Agreement, dated as of September 30, 2002 by and among the Debtor/Payor and FLAG Telecom Taiwan Limited (the "TAIWAN AGREEMENT"), without the prior written consent of the Holder, so long as any amount under this Note remains outstanding, the Debtor/Payor shall not, and shall not permit any Related Operating Company at any time to:

              (i) INDEBTEDNESS AND LIENS. Create, incur, assume, or suffer to be incurred or to exist, any Indebtedness other than Permitted Indebtedness or any Lien other than Permitted Liens on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom.

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              (ii)   RESTRICTED PAYMENTS. Directly or indirectly declare, pay or make any Distributions or redeem, purchase or make any payments with respect to any equity appreciation rights, phantom equity plans or similar rights or plans other than, so long as an Event of Default has not occurred and be continuing, Distributions by a Related Operating Company of the Debtor/Payor to the Debtor/Payor.

              (iii) TRANSACTIONS WITH RELATED PARTIES. Enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with (x) any of its or any of its Affiliates' officers, directors, managers, members, employees, (y) any individual related by blood, marriage or adoption to any such individual or (z) any entity in which any Person referred to in the preceding clauses (x) or (y) owns a beneficial interest, except for (A) customary employment arrangements and benefit programs and
     (B) purchases, sales or leases of capacity, in any such case, on reasonable, commercial, arms' length terms.

              (iv) CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of its respective activity in the Business other than a Corporate Reorganization permitted pursuant to SECTION 6(a).

              (v)    INVESTMENTS. Make any Investment.

              (vi) ACQUISITIONS. Consummate any Acquisition with any other Person or division of any other Person other than Holdco.

              (vii) SALES OF ASSETS. Sell, lease, transfer or otherwise dispose of, or permit any of its Related Operating Companies to sell, lease, transfer or otherwise dispose of, any Collateral, or grant any option or other right to purchase, lease or otherwise acquire any Collateral, except such sales of inventory or providing telecommunications or network services in the ordinary course of the conduct of the Business.

              (viii) CAPITAL EXPENDITURES. Make any Capital Expenditure exceeding U.S.$5,000,000 in the aggregate in any fiscal year; PROVIDED, HOWEVER, that this SECTION 6(h)(viii) shall not be applicable to Flag Telecom Japan Limited or Flag Telecom Asia Limited.

              (ix) ACCOUNTING CHANGES. Make or permit any change in accounting policies or reporting practices that are inconsistent with GAAP.

              (x) CONDUCT OF BUSINESS WITHIN DEBTOR/PAYOR AND RELATED OPERATING COMPANIES. Credit more than 10% of the revenues properly allocable to the FNAL System to any Person other than the Debtor/Payor and the Related Operating Companies.

     7. EVENTS OF DEFAULT. Any one or more of the following shall constitute an "EVENT OF DEFAULT" as the term is used herein:

          (a) the Debtor/Payor fails to pay the full amount of the interest then accrued on this Note or the full amount of any Principal Amount, or other amounts payable under this

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Note, when the same has become due and payable (whether at Maturity or otherwise) and either (i) such default shall continue for more than one (1) Business Day with respect to any Principal Amount, (ii) such default shall continue for more than ten (10) Business Days with respect to any payment required pursuant to SECTION 6(g), or (iii) such default shall continue for more than thirty (30) days (I.E., calendar days) with respect to any payment of interest or other amount payable under this Note (except as otherwise provided in the preceding clauses (i) or (ii)); or

          (b) the Debtor/Payor or any of its Related Operating Companies (i) fails to pay when due (after taking into account any applicable grace period) any amounts in excess of $1,000,000 (whether by upon scheduled payment, required prepayment, required cash collection, acceleration, demand or otherwise) under any indentures, loan agreements, notes or other instruments under which any evidence of its respective Indebtedness has been or hereafter may be issued or
(ii) fails to comply with the terms, covenants or other provisions of any such indenture, loan agreement, note or other instrument, if the effect of such failure to comply is to accelerate or to permit the acceleration of the stated maturity of such Indebtedness (whether or not actually accelerated) or (in the case of demand obligations) results in demand for payment of such Indebtedness, and, in either case, such Indebtedness exceeds $1,000,000; or

          (c) the Debtor/Payor fails to observe or perform any covenant or agreement contained in SECTION 6(h) hereof other than SECTIONS 6(h)(i), (ii),
(iii), (v), (ix) and (x); or

          (d) the Debtor/Payor fails to observe or perform any other covenant of this Note (including, without limitation, SECTIONS 6(h)(i), (ii), (iii), (v),
(ix) and (x)), the Loan Documents or any other instrument delivered pursuant hereto or thereto if such failure is not remedied within thirty (30) days from the time the Debtor/Payor (i) becomes aware of such failure or (ii) receives notice of such failure from the Holder; or

          (e) a judgment in excess of U.S.$1,000,000 is rendered against the Debtor/Payor or any of its Related Operating Companies and, within sixty (60) days after entry thereof, such judgment is not discharged in full or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged in full; or

          (f) the Debtor/Payor or any of its Related Operating Companies makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, in each case, after the Effective Date; or

          (g) at any time after the Effective Date: (i) an order, judgment, decree or injunction is entered adjudicating the Debtor/Payor or any of its Related Operating Companies bankrupt or insolvent or requiring the dissolution or split up of the Debtor/Payor or any of its Related Operating Companies or preventing the Debtor/Payor or any of its Related Operating Companies from conducting all or any part of its Business; or (ii) any order for relief with respect to the Debtor/Payor or any of its Related Operating Companies is entered under the Federal Bankruptcy Code; or (iii) the Debtor/Payor or any of its Related Operating Companies petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Debtor/Payor or any of its Related Operating Companies, or of any substantial part of the assets of the Debtor/Payor or any of its Related Operating Companies, or commences

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any proceeding relating to the Debtor/Payor or any of its Related Operating
Companies under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against the Debtor/Payor or any of its Related Operating Companies and either (x) the Debtor/Payor or any such Related Operating Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (y) such petition, application or proceeding is not dismissed within sixty (60) days; or

          (h) any of the Debtor/Payor's or any of its Related Operating Companies' assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors in connection with any obligations or liabilities of the Debtor/Payor and its Related Operating Companies in excess of U.S.$1,000,000 in the aggregate; or

          (i) this Note or any other Loan Document shall cease to be in full force or effect or declared to be null and void by a court of competent jurisdiction; or

          (j) the Holdco Guaranty shall cease to be in full force or effect or declared to be null and void by a court of competent jurisdiction or Holdco shall deny liability thereunder; PROVIDED that it shall not be an Event of Default under this SUBSECTION (j) if this Note has been assumed by Holdco under the Holdco Guaranty or the successor to Holdco under the Plan of Reorganization; or

          (k) at any time after the Effective Date, a Change of Control shall occur and the Debtor/Payor shall not have complied with the provisions of
SECTION 2(c) hereof; or

          (l) [Intentionally Omitted.]

          (m) a Plan of Reorganization is approved or confirmed for any of the FLAG Debtors that is inconsistent with or impairs the ability of the Debtor/Payor to pay this Note or to perform its obligations under the Loan Documents; or

          (n) [Intentionally Omitted.]

          (o) the appointment of a Trustee for any of the FLAG Debtors; or

          (p) the conversion of any of the FLAG Debtors' cases to a case under Chapter 7 of the Federal Bankruptcy Code.

     The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

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     8.   CONSEQUENCES OF EVENTS OF DEFAULT.

          (a) If any Event of Default has occurred and is continuing, then the interest rate on this Note shall become the Overdue Rate to the extent permitted by law. Any increase of the interest rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this subparagraph).

          (b) If an Event of Default of the type described in SECTION 7(f), (g),
(i), (j), (m), (o) OR (p) has occurred, then the aggregate outstanding Principal Amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect hereto) shall become immediately due and payable without any action on the part of the Holder, and the Debtor/Payor shall immediately pay to the Holder all amounts due and payable with respect to this Note.

          (c) If an Event of Default (other than under SECTION 7(f), (g), (i),
(j), (m), (o) OR (p) has occurred and is continuing, then the Holder in its sole discretion may declare all or any portion of the outstanding Principal Amount, (together with all accrued interest thereon and all other amounts due and payable with respect hereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding Principal Amount, (together with all accrued interest thereon and all other amounts then due and payable). If the Holder demands immediate payment of all or any portion of this Note, the Debtor/Payor shall immediately pay to the Holder all amounts due and payable with respect to this Note.

     9. NO OFFSETS; ETC. Debtor/Payor's obligation to pay all principal, interest, fees and expenses payable under this Note and the other Loan Documents shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which Debtor/Payor may have against Holder or anyone else for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), (ii) any breach or alleged breach by xxxx under the FWACS Contract, the NACS Contract or any contract, agreement, undertaking or instrument entered into in connection therewith or (iii) any other circumstance, happening, or event whatsoever, whether or not unforeseen or similar to any of the foregoing.

     10. DEFINITIONS. In addition to any terms defined elsewhere herein, the terms hereinafter set forth when used herein shall have the following meanings, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "ACQUISITION" means an acquisition by purchase or otherwise by the Debtor/Payor or any of its Related Operating Companies of all or substantially all of the business, property, fixed assets or capital stock of any Person (or any division of any Person) or the merger or consolidation of the Debtor/Payor or any of its Related Operating Companies with any other Person in which the Debtor/Payor or any of its Related Operating Companies is (i) the surviving entity or (ii) is not the surviving entity and such transaction does not fall within the meaning of a "Change of Control" as defined hereunder.

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     "AFFILIATE" of any particular Person means any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such particular Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent managers) of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise; PROVIDED, HOWEVER, that notwithstanding any ownership of any securities of any Grantor, neither Secured Party nor any of its Affiliates shall be deemed to be Affiliates of any Grantor.

     "BUSINESS" means the business of the FNAL System as carried on as of the Date of Issuance and any complimentary or logical extensions of such business, including, without limitation, any telecommunications or network services business in any geographic location, but only to the extent permitted under this Note.

     "BUSINESS DAY" means any day other than a Saturday, Sunday, or other day on which banking institutions in any of New York, New York, London, England and Paris, France are authorized or obligated to close.

     "CAPITAL EXPENDITURE" means any outlay of cash or Cash Equivalents to acquire or improve any long term asset but does not include any outlay of cash or Cash Equivalents on account of current operations and maintenance, repair or replacement of any long-term asset.

     "CAPITAL LEASE OBLIGATIONS" means the amount of the liability reflecting the aggregate discounted amount of future payments under all capital leases calculated consistent with GAAP consistently applied and Statement of Financial Accounting Standards No. 13.

     "CASH EQUIVALENTS" means any of the following: (i) readily marketable direct obligations of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (ii) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (iii) below, that is organized under the laws of the United States of America or any state thereof and has combined capital and surplus of at least $500,000,000; or (iii) commercial paper issued by any corporation organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investor Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Corporation.

     "CASH PROCEEDS" means, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) to the Debtor/Payor and/or any of its Related Operating Companies from such Asset Sale.

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     "CHANGE OF CONTROL" means (i) any sale or issuance or series of sales or issuances of the Debtor/Payor's capital stock by the Debtor/Payor or any holder or holders thereof, or any merger, consolidation or other transaction involving the Debtor/Payor, immediately after which Holdco no longer holds, directly or indirectly through one or more entities, record and beneficial ownership of 100% of the Debtor/Payor's outstanding capital stock; PROVIDED that any distribution of the Debtor/Payor's capital stock to the sole stockholder of Holdco shall not be deemed a change of control hereunder or (ii) any sale of all or substantially all of the Debtor/Payor's and its Related Operating Companies' assets on a consolidated basis.

     "COLLATERAL" shall have the meaning ascribed thereto in the FNAL Security Agreement.

     "CORPORATE REORGANIZATION" means any merger, consolidation or other corporate reorganization or restructuring between or among the Debtor/Payor and/or any of its Affiliates.

     "DIRECT COMPETITOR" means, as of any such date of determination, any Person principally engaged in substantially the same activities which constitute the Business or whose controlled Affiliate is principally engaged in substantially the same activities which constitute the Business and which provides services in substantially the same geographic location as the Debtor/Payor or any Related Operating Company on the Date of Issuance.

     "DISTRIBUTION" means any distribution by any Person with respect to its capital stock (or similar equity security) whether in cash, securities or other property, including in the form of the declaration or payment of any dividend or the making of any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock (or similar equity security) of such Person other than a distribution by the Debtor/Payor of any of the proceeds of the Taiwan Agreement.

     "DOLLARS" and the "$" sign each means lawful currency of the United States of America.

     "EFFECTIVE DATE" means the effective date of the Plan of Reorganization approved with respect to the Existing Cases in accordance with the Federal Bankruptcy Code.

     "ESCROW AGREEMENT" means that certain Operation and Maintenance Escrow Agreement, dated October __, 2002, by and among Holdco, the Debtor/Payor, Reach Cable Networks Limited, Reach Networks KK and The Bank of New York, as escrow agent.

     "EVENT OF DEFAULT" shall have the meaning set forth in SECTION 7 hereof.

     "EXCLUDED TAXES" means any taxes imposed on or measured by the overall net income (including a franchise or excise tax based on net income) of the Holder or the Collateral Agent (as the term is defined in the FNAL Security Agreement) by the jurisdiction in which it is incorporated, maintains its principal executive office, conducts its activities, or in which its office for payment hereunder is located.

     "FEDERAL BANKRUPTCY CODE" means Title 11 of the United States Code as amended from time to time.

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     "FLAG DEBTORS" means all debtors in Case Nos. 02-11732 through 02-11736 and
02-11975 through 02-11979 pending in the United States Bankruptcy Court for the Southern District of New York (the "EXISTING CASES"), or any other debtor whose case is procedurally consolidated with such cases.

     "FNAL FIBER PAIR" means one of the lit Debtor/Payor fiber pairs which forms a continuous loop across the NACS and FWACS Systems connecting the Cable Stations in Tong Fuk, Hong Kong, Wada, Japan, Pusan, Korea and Toucheng, Taiwan, in accordance with the technical design specification of the FNAL System (collectively, the "FIBER PAIR"), equipped with 4 + 1 wavelengths of initial capacity and, including without limitation: (i) all associated in-line optical components (e.g., amplifiers and filters) relevant to the Fiber Pair; (ii) the SLTE at each Cable Station relating to the Fiber Pair, including, without limitation, all components of the associated tributary equipment, including, without limitation, 2 racks containing 4 tributary subracks, 4 racks containing the common parts of the SLTEs, 1 rack containing the protection tributary subrack and switching system, and all boards implemented in the racks, and all engineering order wire relating solely to the Fiber Pair and corresponding to any of the 2 Mbit/s channel inserted in the 10 Gbit/s signal for operation and maintenance purposes.

     "FNAL SECURITY AGREEMENT" means the Security Agreement, dated October __, 2002, effective as of the Date of Issuance, among the Debtor/Payor, Wilmington Trust, as Collateral Agent, and xxxx, as secured party, and the Grantors named therein (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof).

     "FNAL SETTLEMENT AGREEMENT" means that certain Settlement Agreement, dated as of October __, 2002, by and among the FLAG Debtors, Reach Ltd., Reach Cable Networks Limited, Reach Networks KK and xxxx

     "FNAL SYSTEM" means the multi-terabit intra-Asia submarine cable system integrating the FWACS System and the NACS Systems including without limitation, and as more fully set forth in the FWACS Contract, the NACS Contract and the Submarine Cable System Development Agreement, the following elements: (i) the NACS System, (ii) the FWACS System, (iii) any equipment, software, systems or infrastructure necessary for the integration of the NACS System and the FWACS System, as described more fully in, and contemplated by, Exhibit A of the Submarine Cable System Development Agreement, (iv) any Network Operations Center assets provided by the NACS Contract or the FWACS Contract, and (v) all upgrades or contract variances made pursuant to the FWACS Contract or NACS Contract at any time and from time to time.

     "FWACS CONTRACT" means that certain Amended and Restated Contract, dated as of October __, 2002, between FLAG Asia Limited, xxxx, Reach Cable Networks Limited and Reach Networks KK, for the FLAG West Asia Cable System.

     "FWACS SYSTEM" means the fiber optic cable system as contemplated by the FWACS Contract, including without limitation, and as more fully set forth in the FWACS Contract, (i) an undersea fiber optic cable system from Wada, Japan to Pusan, Korea interlinked with an undersea fiber optic cable system from Pusan, Korea to Tong Fuk (Hong Kong), China (ii) Cable Stations in Hong Kong, Korea and Japan, and (iii) all related facilities in Hong Kong, Korea and

Japan, necessary for the landing of the submarine cable into the Cable Stations, including, without limitation, (x) all directional bores, ducts and other bore holes that connect the submarine cable to the relevant Cable Station and (y) all beach manholes.

     "GAAP" means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

     "GUARANTEE" means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of any Person guaranteeing the payment or performance of any Indebtedness or other obligation of, and any other arrangement whereby credit is extended (or continued) to, any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to pay for or to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (a) for the purchase or payment of such Indebtedness or obligation, (b) to maintain working capital or other balance sheet condition or (c) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,
(iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Note, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability, or dividend.

     "HOLDCO" means FLAG Telecom Holdings Limited, a Bermuda company or its successor under the Plan of Reorganization.

     "HOLDCO GUARANTY" means the Guaranty, dated as of October __, 2002, effective as of the Date of Issuance, by Holdco in favor of xxxx (as modified, amended or supplemented from time to time in accordance with the terms thereof).

     "INDEBTEDNESS" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than ninety (90) days past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any obligations for which a Person is obligated pursuant to a Guarantee, (vi) any Capital Lease Obligations with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) net obligations under hedging arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     "INDENTURE" means the Indenture, dated as of October __, 2002, among Flag Telecom Group Limited, the guarantors named therein and The Bank of New York, as Trustee.

     "INVESTMENT" means, with respect to any investment of a Person, any direct, indirect or beneficial investment (other than Cash Equivalents), whether by means of share purchase, loan, advance, extension of credit (other than accounts receivable, notes receivable and trade credits arising in the ordinary course of business), capital contribution or otherwise, in or to another Person, the guaranty of any Indebtedness (other than the guaranty of Indebtedness pursuant to the Indenture) of such other Person or the subordination of any claim against such other Person to other Indebtedness of such other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

     "LANDING STATION AGREEMENT" means that certain Cable Station Agreement, dated May 28, 2001, as amended by a letter agreement dated as of October __, 2002, by and between KT Corp., Level 3 Communications Holdings (Korea) Ltd. and Debtor/Payor.

     "LIEN" means any mortgage, pledge, hypothecation, assignment for security purposes, security interest, encumbrance, lien (statutory or otherwise), charge or other restriction of any kind including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against the Debtor/Payor or any Grantor (as such term is defined in the FNAL Security Agreement), any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute, and any lease in the nature thereof) other than to reflect ownership by a third party of property leased to the Debtor/Payor or any of its Related Operating Companies under a lease which is not in the nature of a conditional sale or title retention agreement.

     "LOAN DOCUMENTS" means this Note, the FNAL Security Agreement, the Holdco Guaranty and each other agreement, instrument, document, undertaking or certificate executed or delivered pursuant to any of the foregoing.

     "MATERIAL ADVERSE EFFECT" means a materially adverse effect on (a) the financial condition, operating results, prospects, assets, liabilities, operations, condition (financial or otherwise) or their respective activities in the Business of the Debtor/Payor and its Related Operating Companies taken as a whole or (b) the ability of the Debtor/Payor to pay this Note.

     "MATURITY" has the meaning set forth in SECTION 1(a) above.

     "NACS CONTRACT" means that certain Amended and Restated Construction Contract, dated as of October __, 2002, between FLAG Asia Limited, xxxx, Fujitsu Limited, Reach Cable Networks Limited and Reach Networks KK for the North Asia Cable System.

     "NET CASH PROCEEDS" means, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (i) cash expenses of sale (including, without limitation, brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness other than this Note required to be repaid as a result of such Asset Sale), (ii) all federal, state, local and non-U.S. taxes to the extent payable as a direct consequence of any such Asset Sale and (iii) deduction of reasonable amounts, determined in accordance with GAAP, required to be provided by Debtor/Payor or any of its Related Operating Companies as a reserve against any liabilities retained by the Debtor/Payor or any such Related Operating Company associated with such assets after such Asset Sale, including, without limitation, any indemnification, pension and other post-employment benefit liabilities, workers compensation liabilities, liabilities associated with retiree benefits and liabilities relating to environmental matters, except and until such reserves are reversed, in which case the amount of such reversal shall constitute Net Cash Proceeds.

     "OVERDUE RATE" means the interest rate set forth on this Note plus two hundred (200) basis points.

     "PERMITTED INDEBTEDNESS" means, without duplication, (i) any Senior Debt,
(ii) trade payables and accruals of the Debtor/Payor and/or the Related Operating Companies incurred in the ordinary course of business that are not more than ninety (90) days overdue, unless (x) and to the extent that the same are being contested in good faith, diligently and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto or (y) payment rescheduling of such trade payables and accruals made pursuant to the Plan of Reorganization, (iii) any Indebtedness of the Debtor/Payor and/or the Related Operating Companies for the deferred purchase price of property or services with respect to which Debtor/Payor and/or any of the Related Operating Companies is liable, contingently or otherwise, as obligor or otherwise, not to exceed $1,000,000 at any time, (iv) Indebtedness of the Debtor/Payor and/or the Related Operating Companies owed to an Affiliate; PROVIDED, that any such Indebtedness is by its terms subordinated to this Note on the same terms as any Permitted Subordinated Indebtedness, (v) a performance bond issued in favor of OFTA by West LB, Hong Kong Branch and guaranteed by FLAG Telecom Asia Limited in the amount of twenty eight million Hong Kong Dollars (HK$28,000,000), (vi) a bank guarantee of FLAG Telecom Asia Limited on the obligation issued by Bank of America (Asia) Ltd. in favor of The Center (66) Limited and Urban Renewal Authority in the amount of eight hundred sixty-two thousand six hundred seventy-one Hong Kong Dollars (HK$862,671) and (vii) any Permitted Subordinated Indebtedness.

     "PERMITTED LIENS" means:

          (i) tax Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP consistently applied;

          (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

          (iii) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Debtor/Payor and its Related Operating Companies or materially detracting from the value of the assets of the Debtor/Payor and its Related Operating Companies;

          (iv)   Liens to secured Permitted Indebtedness described in clauses
     (iii) and (vi) of the definition thereof, PROVIDED, HOWEVER, that any Lien to secured Permitted Indebtedness described in such clause (vi) shall cease to be a Permitted Lien on and as of such date as the bank guaranty described in such clause (vi) is no longer outstanding;

          (v) Liens incurred to secure the West LB Financing; PROVIDED, HOWEVER, that any such Liens shall cease to be Permitted Liens hereunder on and as of December 31, 2002; and

          (vi)   Liens incurred to secure Senior Debt.

     "PERMITTED SUBORDINATED INDEBTEDNESS" means Indebtedness which by its terms is expressly subordinated to this Note and (i) which does not provide for any scheduled cash interest payments prior to Maturity, (ii) which does not provide for any scheduled payments of principal prior to the Maturity, (iii) which cannot be accelerated, repurchased or redeemed prior to Maturity, (iv) which is unsecured and (v) the subordination terms of which are otherwise satisfactory to the Holder.

     "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

     "PLAN OF REORGANIZATION" means a plan of reorganization filed pursuant to Chapter 11 of the Federal Bankruptcy Code for any of the FLAG Debtors.

     "REACH" means Reach Ltd.

     "RELATED OPERATING COMPANY" means (i) Flag Telecom Asia Limited, Flag Telecom Japan Limited and their respective successors and assigns, (ii) any Subsidiaries of Debtor/Payor, Flag Telecom Asia Limited or Flag Telecom Japan Limited and (iii) any other Person which owns any portion of the Collateral.

     "RELATED PARTY PERSON" means any Affiliate of Debtor/Payor (other than a Related Operating Company) which received any Transferred Asset.

     "SECURITIES AND EXCHANGE COMMISSION" means the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

     "SENIOR DEBT" means, as of the date of determination, the (i) outstanding Principal Amount under this Note and (ii) the principal amount outstanding under the Indebtedness incurred pursuant to the Indenture.

     "SETTLEMENT AGREEMENT" means that certain Settlement Agreement, dated as of October __, 2002, and effective as of May 16, 2002, by and among (i) all of the Debtors, including without limitation FLAG Telecom Holdings Limited and FLAG Asia Limited, (ii) Reach, Ltd., Reach Cable Networks Limited and Reach Networks, and (iii) xxxx.

     "SUBMARINE CABLE SYSTEM DEVELOPMENT AGREEMENT" means the agreement dated as of December 29, 2000, as amended and restated as of May 16, 2002, by and among the Debtor/Payor, Reach Cable Networks Limited and Reach Networks KK, as amended from time to time.

     "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of that Person (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity; PROVIDED, HOWEVER, that for the purposes of this Note, Flag Telecom Korea Limited shall not be deemed a Subsidiary of Debtor/Payor.

     "TAX" or "TAXES" means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, membership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

     "TRUSTEE" means any trustee appointed under Sections 701, 702, 703 or 1104 of the Federal Bankruptcy Code.

     "WEST LB FINANCING" means the $300,000,000 credit agreement dated as of August 16, 2001 between the Debtor/Payor and WestLB AG, New York Branch (formerly known as Westdeutsche Landesbank Girozentrale, New York Branch), The Royal Bank of Scotland PLC, ING Bank, N.V., DekaBank Deutsche Girozentrale (formerly known as DGC-Dekabank Deutche Kommunalbank), and KBC Finance Ireland.

     "WHOLLY-OWNED SUBSIDIARY" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

     11. OTHER INTERPRETATIVE MATTERS. In this Note, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person's successors and permitted assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof (and without giving effect to any amendment or modification that would not be permitted in accordance with the terms hereof);
(e) reference to any applicable law means such applicable law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any particular provision of any applicable law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified; (f) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Note as a whole and not to any particular Section or other provision hereof; (g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (h) relative to the determining of any period of time, "from" means "from and including" and "to" and "through" means "to but including"; (i) "or", "either" and "any" are not exclusive; (j) references to any Subsidiary of a Person shall be given effect only at such times as such Person has one or more Subsidiaries; and (k) references to "shares" or "stock" shall include membership interests or other ownership interests.

     12. BUSINESS DAYS. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

     13. SUBMISSION TO JURISDICTION. Each of the Debtor/Payor and the Holder submits to the non-exclusive jurisdiction of any state or federal court sitting in New York, New York (including, without limitation, the United States Bankruptcy Court for the Southern District of New York), in any action or proceeding arising out of or relating to this Note and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Debtor/Payor and the Holder waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in any state or federal court sitting in New York, New York (including, without limitation, the United States Bankruptcy Court for the Southern District of New
York) and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     14. GOVERNING LAW. THIS NOTE AND ALL DISPUTES WITH RESPECT HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OTHER THAN CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

     15. AMENDMENT. No amendment of any provision of this Note shall be effective unless the same shall be in writing and signed by or on behalf of the Debtor/Payor and the Holder.

     16. COMPLETE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Note, together with the other Loan Documents, is intended by the parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. There are no third-party beneficiaries of this Agreement, except that the Collateral Agent (as such term is defined in the FNAL Security Agreement) is expressly intended to be a third-party beneficiary of this Agreement.

     17. ENGLISH LANGUAGE. Any translation of this Note into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Note shall be in the English language, or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes hereof.

     18. USURY LAWS. It is the intention of the Debtor/Payor and the Holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder hereof resulting from an Event of Default, voluntary prepayment by the Debtor/Payor or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder hereof either be rebated to the Debtor/Payor or credited on the Principal Amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Debtor/Payor. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Debtor/Payor or credited on the Principal Amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Debtor/Payor.

     19. REGISTER, FORM W-8. The Debtor/Payor shall keep at its principal office a register in which the Debtor/Payor shall provide for the registration of the Note and any replacements thereof. The Debtor/Payor may deem the Person in whose name this Note shall be registered upon the registry books of the Debtor/Payor to be, and may treat it as, the absolute owner of this Note (whether or not this Note shall be overdue) for the purpose of receiving payment of or on account of the amounts payable under this Note and for all other purposes, and, the Debtor/Payor shall not be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge obligations of the Debtor/Payor regarding such sum or sums so paid. This Note, when presented for registration of transfer or for exchange or payment, shall (if so required by the Debtor/Payor) be duly endorsed by, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Debtor/Payor duly executed by, the

Holder or his attorney duly authorized in writing. The Holder shall provide to the Debtor/Payor a duly completed and executed Internal Revenue Service form W-8BEN certifying to the non-U.S. status of the Holder, upon the issuance of this Note or the Holder becoming a Holder and thereafter upon the expiration of any prior form W-8BEN delivered by the Holder to the Debtor/Payor.

     20. TRANSFERABILITY AND ASSIGNMENT. This Note is freely marketable, and the Holder of this Note may transfer, convey, assign or otherwise dispose of this Note to any other Person ("PERMITTED ASSIGN"), PROVIDED that any transfer, conveyance, assignment or other disposition of this Note by a Holder to a Direct Competitor of Debtor/Payor shall require the written consent of Debtor/Payor, such consent not to be unreasonably withheld or delayed. The Debtor/Payor may not, without the prior written consent of the Holder which may, in the sole discretion of the Holder, be withheld for any reason or no reason whatsoever, transfer, convey, assign or otherwise dispose of this Note (or any of its obligations hereunder), whether by operation of law or otherwise, to any other Person. Notwithstanding anything herein to the contrary, it shall be a condition to any assignment, transfer, participation or other disposition of all or any part of a Holder's rights under this Note that, and no such assignment, transfer, participation or other disposition shall be valid or effective unless, such assignee, transferee or participant shall have first executed and delivered to Reach a letter agreement accepting and agreeing to the quiet enjoyment, assumption, right of first refusal and other rights and provisions set forth in
Section 6.4 of the Settlement Agreement. This Note will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, PROVIDED that no transfer, conveyance, assignment or other disposition, whether by operation of law or otherwise, by the Holder shall be effective for any purpose unless and until (i) such disposition is made in accordance with the terms of this SECTION 20, and (ii) in the case of a disposition by the Holder, the Debtor/Payor receives reasonably sufficient notice of such transfer that the Debtor/Payor may make an appropriate entry thereof in the register maintained by the Debtor/Payor.

     21. EFFECTIVE DATE. Notwithstanding anything herein to the contrary, the Debtor/Payor hereby acknowledges and agrees that this Note shall be effective for all purposes, and shall be deemed to have been continuously in effect, on and as of the Date of Issuance, PROVIDED, HOWEVER, that to the extent the representations and warranties, covenants and other agreements contained herein are apply to FLAG Telecom Taiwan, each shall be effective for all purposes on and as of, and the covenants and other agreements shall be deemed to have been continuously in effect from, September 30, 2002.

     22.  [INTENTIONALLY OMITTED.]

     23. NOTICES. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be in writing and shall be given or made
(i) by delivery in person, (ii) by a reputable international overnight courier service or (iii) by telecopy to the respective parties at the following addresses:

          (a)  if to Debtor/Payor:

               FLAG Asia Limited
               Cedar House

               41 Cedar Avenue
               Hamilton HM12 Bermuda
               Facsimile: (441) 296-0938
               Attention: General Counsel

               With a copy to:

               FLAG Telecom Limited
               9 South Street
               London W1K 2XA
               United Kingdom
               Facsimile: +44 207 317 0898
               Attention: General Counsel

               (b)  if to:
               xxxx

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been validly served, given or delivered (x) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or mail as otherwise provided in this SECTION 23), (y) two (2) Business Days after deposit with a reputable international overnight carrier with all charges prepaid, or (z) when delivered, if hand delivered.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the Debtor/Payor has executed and delivered this Note on October __, 2002.

                                             FLAG ASIA LIMITED


                                             ----------------------------------
                                             By: Kees van Ophem
                                             Title: Assistant Secretary

                                                                      SCHEDULE 1

                              FLAG TELECOM HOLDINGS

                                SCHEDULE OF FEES

                                    TO ACT AS

                                COLLATERAL AGENT

NOTE:

Subject to a legal and administrative review of the governing documents and acceptable indemnification for our fees and expenses from a creditworthy entity. Out of pocket expenses (including outside counsel's fees and expenses in connection with the closing and in connection with any post-closing matters) are additional and are billed separately within 30 days from closing. Wilmington Trust requests that whenever possible, the Initial Fee and the first year's Annual Administration Fee be paid on the closing date by wire transfer per the following wire transfer instructions: Wilmington Trust Company, Wilmington, Delaware; ABA No. 031100092; for credit to the account of Corporate Trust Administration - Income Account; Account No. 9974-0 (Income); Attn: Irene Lennon; Ref: Trustee Fees and Expenses for [transaction name]. Thereafter, the Annual Administration Fee is due and payable annually in advance on each anniversary of the closing date. Transaction Fees are due and payable annually in arrears. All fees are non-refundable and will not be prorated in the event of an early termination of the Trust. In the event that the transaction does not close, Wilmington Trust reserves the right to be paid its Initial Fee. All fees quoted are guaranteed for a period of 90 days.

                                                                      SCHEDULE 1

INITIAL CHARGE                                                       Waived


ANNUAL ADMINISTRATION FEE                                            $ 5,000.00

Covers acceptance of appointment as Collateral Agent including complete study of drafts of Collateral Agreement and all supporting documents in connection therewith, conferences until final Agreement is agreed upon, execution of final Agreement and administrative duties in connection with the security provisions of the Agreement.

Transaction Fees: (if applicable)

          a.  Purchase, sale, withdrawal, maturities
              calls and puts of domestic securities               $    15.00

          b.  Physical delivery of domestic securities            $    50.00

          c.  Purchase of Eurodollar certificate of deposit       $    65.00

          d.  Principal amortizing securities
              (per pool/per month)                                $    10.00

          e.  Wire charge (per transfer)
                 Outgoing*                                        $    25.00
                 Incoming*                                        $    10.00

Transfer or Re-registration Fee:                                  $    1,000

Termination Fee:                                                  To be determined**

*Transfers made by associate banks may result in additional wire charges.

**Wilmington Trust reserves the right to charge a fee relating to the termination of the Trust and the final distribution of the property held by the trust; such fee to be determined at the time of termination based on fees then charged in the industry.


AGREED TO & ACCEPTED:
                     ----------------------


DATE:
     --------------------------------------